Exhibit (a)(5)(ii)
LDK Solar Increases Cash Consideration for Exchange Offer
XINYU CITY, China and SUNNYVALE, Calif., December 9, 2010 — LDK Solar Co., Ltd. (“LDK Solar”) (NYSE:LDK) today announced that it has amended its previously announced offer to exchange (as amended, the “Exchange Offer”) up to $300 million in aggregate principal amount (the “Exchange Offer Amount”) of its currently outstanding 4.75% Convertible Senior Notes due 2013 (CUSIP Nos. 50183L AA 5 and 50183L AB 3) (the “Existing Notes”) for an equal aggregate principal amount of a newly issued class of 4.75% Convertible Senior Notes due 2013 (the “New Notes”) and cash in an amount not greater than $85 nor less than $60 to increase the cash consideration that it will pay in connection with the Exchange Offer to an amount not greater than $100 nor less than $85 (as amended, the “Cash Consideration” and, together with the New Notes, the “Exchange Consideration”).
The Exchange Offer is not conditioned on the tender of any minimum aggregate principal amount of Existing Notes. The Exchange Offer is, however, subject to certain other conditions.
Holders of Existing Notes will receive an Amended Letter of Transmittal reflecting the increase in the Cash Consideration. For each $1,000 principal amount of Existing Notes, holders will receive $1,000 principal amount of New Notes plus the Cash Consideration. The amount of Cash Consideration will be determined by the modified “Dutch Auction” procedure described in the Exchange Offer Memorandum dated November 24, 2010. In addition, holders of Existing Notes whose Existing Notes are accepted for exchange in the Exchange Offer will be paid cash in an amount equal to the accrued and unpaid interest on the Existing Notes up to, but excluding, the settlement date of the Exchange Offer.
As of December 9, 2010, approximately $395 million in aggregate principal amount of the Existing Notes were outstanding.
LDK Solar is relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the New Notes portion of the Exchange Consideration from the registration requirements of the Securities Act.
LDK Solar is also relying on Section 18(b)(4)(C) of the Securities Act to exempt the New Notes portion of the Exchange Consideration from the registration and qualification requirements of the state securities laws. LDK Solar has no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders of Existing Notes in the Exchange Offer.
The portion of the Exchange Consideration consisting of the Cash Consideration will be paid for with cash on hand.

Holders of Existing Notes who have already tendered Existing Notes and who do not wish to change the Cash Consideration they have submitted in the modified “Dutch Auction” procedure will not need to take any further action. Holders of Existing Notes who have already tendered Existing Notes and who wish to change the Cash Consideration they have submitted in the modified “Dutch Auction” procedure must withdraw their previous tenders and submit new tenders in accordance with the procedures described in the Exchange Offer Memorandum and the Amended Letter of Transmittal.
Except as described in this release, all other terms and conditions of the Exchange Offer will remain unchanged.
The Exchange Offer is subject to the terms and conditions set forth in a Schedule TO (including the Exchange Offer Memorandum and related Amended Letter of Transmittal), filed by LDK Solar with the Securities and Exchange Commission (“SEC”) on November 24, 2010, as amended and supplemented by Amendment No. 1, to be filed by LDK Solar with the SEC.
The Exchange Offer is scheduled to expire at 11:59 p.m., New York City time, on Wednesday, December 22, 2010, unless the Exchange Offer is extended. Tendered Existing Notes may be withdrawn at any time on or prior to the expiration date of the Exchange Offer.
If the amount of Existing Notes validly tendered and not properly withdrawn on or prior to the expiration date at or below the Cash Consideration exceeds the Exchange Offer Amount, LDK Solar will accept for payment the Existing Notes that are validly tendered and not properly withdrawn from the Exchange Offer at or below the Cash Consideration on a pro rata basis from among such tendered Existing Notes.
The financial advisor for the Exchange Offer is Piper Jaffray & Co., the information agent for the Exchange Offer is Georgeson Inc. and the exchange agent for the Exchange Offer is The Bank of New York Mellon.
Exchange Offer Statement
This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any securities. The full details of the Exchange Offer, including complete instructions on how to tender the Existing Notes, are included in the Exchange Offer Memorandum dated November 24, 2010, the related Amended Letter of Transmittal and related materials, as amended, which are expected to be delivered to holders of the Existing Notes shortly. Holders of the Existing Notes should read carefully the Exchange Offer Memorandum, the Amended Letter of Transmittal and other related materials when they are available because they will contain important information regarding the Exchange Offer. Holders of Existing Notes may obtain free copies of the Exchange Offer Memorandum, the Amended Letter of Transmittal and other related materials when filed with the SEC at the SEC’s website at www.sec.gov. In addition, holders may also obtain a copy of these documents, free of charge, from Georgeson Inc., the information agent for the Exchange Offer.
Holders of the Existing Notes who have questions or would like additional copies of the Exchange Offer documents may call the information agent at (800) 457-0759. Banks and brokerage firms may call (212) 440-9800.

While LDK Solar’s board of directors has approved the Exchange Offer, neither LDK Solar nor any member of its board of directors, the financial advisor, the information agent or the exchange agent makes any recommendation to holders of the Existing Notes as to whether to exchange or refrain from exchanging any Existing Notes, or as to the Cash Consideration at which holders may choose to exchange their Existing Notes. Neither LDK Solar nor any member of its board of directors, the financial advisor, the information agent or the exchange agent has authorized any person to make any recommendation with respect to the Exchange Offer. Holders of the Existing Notes must make their own decision as to whether to exchange their Existing Notes and, if so, the aggregate principal amount of Existing Notes to exchange and the Cash Consideration at which to exchange such Existing Notes. In doing so, holders of the Existing Notes should consult their own investment and tax advisors, and read carefully and evaluate the information in the Exchange Offer Memorandum and the related Amended Letter of Transmittal, before making any decision with respect to the Exchange Offer.
About LDK Solar (NYSE: LDK)
LDK Solar Co., Ltd. (NYSE:LDK) is a leading vertically integrated manufacturer of photovoltaic (PV) products and the world’s largest producer of multicrystalline wafers. LDK Solar manufactures polysilicon, mono and multicrystalline ingots, wafers, modules and cells. The Company also engages in project development activities in selected segments of the PV market. Through its broad product offering, LDK Solar provides its customers with a full spectrum of PV solutions. LDK Solar’s headquarters and manufacturing facilities are located in Hi-Tech Industrial Park, Xinyu City, Jiangxi Province in the People’s Republic of China. LDK Solar’s office in the United States is located in Sunnyvale, California. For more information about our company and products, please visit www.ldksolar.com
Safe Harbor Statement for LDK Solar
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this press release are forward-looking statements, including but not limited to, LDK Solar’s ability to raise additional capital to finance its operating activities, the effectiveness, profitability and marketability of its products, the future trading of its securities, the ability of LDK Solar to operate as a public company, the period of time during which its current liquidity will enable LDK Solar to fund its operations, its ability to protect its proprietary information, the general economic and business environment and conditions, the volatility of LDK Solar’s operating results and financial condition, its ability to attract and retain qualified senior management personnel and research and development staff, its ability to timely and efficiently complete its ongoing construction projects, including its polysilicon plants, and other risks and uncertainties disclosed in LDK Solar’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on information available to LDK Solar’s management as of the date hereof and on its current expectations, assumptions, estimates and projections about LDK Solar and the solar industry. Actual results may differ materially from the anticipated results because of such and other risks and uncertainties. LDK Solar undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, or changes in its expectations, assumptions, estimates and projections except as may be required by law.

For more information contact:
Lisa Laukkanen
The Blueshirt Group for LDK Solar
lisa@blueshirtgroup.com
+1-415-217-4967
Jack Lai
Executive VP and CFO
LDK Solar Co., Ltd.
IR@ldksolar.com
+1- 408-245-8801

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